Exhibit 99.1

Infinity Pharmaceuticals Provides Company Update and Third Quarter 2018 Financial Results

– Plans to Initiate IPI-549 MARIO-275, a Randomized, Global Phase 2 Study in Urothelial Cancer in Clinical Collaboration with Bristol-Myers Squibb –

– Late-Breaking Presentation at the Society for Immunotherapy of Cancer (SITC) Annual Meeting of Data from Combination Expansion Cohorts of the IPI-549 MARIO-1 Phase 1b Study –

– Company to Host Investor Event at SITC –

Cambridge, Mass. – November 5, 2018 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced its third quarter 2018 financial results and provided an update on the company and its progress with IPI-549, a first-in-class oral immuno-oncology product candidate that selectively inhibits phosphoinositide-3-kinase-gamma (PI3K-gamma) and targets immuno-suppressive tumor macrophages/myeloid-derived suppressor cells (MDSCs).

“We approach the end of 2018 with tremendous momentum in developing IPI-549 as an effective therapy for patients whose cancers are not adequately treated by existing immuno-therapies,” said Adelene Perkins, Chief Executive Officer and Chair of Infinity Pharmaceuticals. “Our clinical and translational data have laid the foundation for the broader, later-stage development of IPI-549, including Infinity’s clinical development of IPI-549 in a Phase 2 trial in urothelial cancer in collaboration with Bristol-Myers Squibb. We look forward to providing an update at the SITC annual meeting on November 10.”

Infinity is evaluating IPI-549 as a monotherapy and in combination with Opdivo® (nivolumab), a PD-1 immune checkpoint inhibitor, in collaboration with Bristol-Myers Squibb, in the MARIO-1 Phase 1b study in approximately 200 patients with advanced solid tumors. Infinity is also planning to initiate the MARIO-275 global, randomized Phase 2 study to evaluate the effect of adding IPI-549 to Opdivo in checkpoint inhibitor-naïve advanced urothelial cancer patients who have progressed or recurred following treatment with platinum-based chemotherapy. Approximately 150 patients will be randomized between combination therapy and Opdivo monotherapy. In addition, Arcus Biosciences will initiate two triple combinations investigating IPI-549 with their dual adenosine receptor antagonist, AB928, anti-PD-1 antibody, AB122, and chemotherapy in triple negative breast cancer and ovarian cancer. One triple combination therapy will evaluate IPI-549 in combination with AB928 and AB122 and the second will evaluate IPI-549 in combination with AB928 and chemotherapy, with topline data expected in 2019.

Recent developments include the following:

IPI-549

•

Infinity to Host Investor Reception and Webcast at the SITC Annual Meeting to Discuss Combination Expansion Data from the IPI-549 MARIO-1 Phase 1b Study: Saturday, November 10, 2018 from 6:30 a.m. ET – 7:30 a.m. ET.

•

Announcement of clinical collaboration with BMS to evaluate IPI-549 in MARIO-275 Controlled Phase 2 Study of IPI-549 in Combination with Opdivo in Urothelial Cancer: This study leverages the exploratory analyses of data from Bristol-Myers Squibb’s CheckMate-275 study, in which high levels of MDSCs were associated with shorter overall survival in patients treated with Opdivo.[1] In Infinity’s MARIO-1 trial, MDSCs were reduced in the majority of patients treated with IPI-549 monotherapy.[2] IPI-549 in combination with nivolumab has been well tolerated and demonstrated early evidence of clinical activity with translational studies demonstrating evidence of on-mechanism IPI-549-mediated effects.[3]

Third Quarter 2018 Financial Results

•	At September 30, 2018, Infinity had total cash, cash equivalents and available-for-sale securities of $42.2 million, compared to $49.2 million at June 30, 2018.

•

Revenue for the third quarter of 2018 was $22.0 million, all of which related to the amount due from Verastem for the approval by the U.S. Food and Drug Administration on September 24, 2018 of duvelisib for the treatment of adult patients with relapsed or refractory chronic lymphocytic leukemia or small lymphocytic lymphoma after at least two prior therapies, as well as adult patients with relapsed or refractory follicular lymphoma after at least two prior systemic therapies. Infinity received the $22.0 million in cash on November 2nd, which is not reflected in the $42.2 million cash balance as of September 30, 2018. Revenue for the third quarter of 2017 was $6.0 million, all of which related to the amount due from Verastem for the DUO study meeting the pre-specified criteria at completion.

•

R&D expense for the third quarter of 2018 was $5.4 million, compared to $9.3 million for the same period in 2017. The decrease in R&D expense was primarily due to the convertible note issued to Takeda in July 2017.

•

General and administrative expense was $3.4 million for the third quarter of 2018, compared to $4.5 million for the same period in 2017. The decrease in G&A expense was primarily due to a reduction in stock compensation.

•

Net income for the third quarter of 2018 was $13.4 million, or a basic and diluted earnings per common share of $0.23, compared to a net loss of $7.1 million, or a basic and diluted loss per common share of $0.14 for the same period in 2017.

Financial Outlook

Infinity’s 2018 financial guidance is:

•	Net Loss: Infinity expects net loss for 2018 to range from $10 million to $20 million.

•	Cash and Investments: Infinity expects to end 2018 with a year-end cash, cash equivalents and available-for-sale securities balance ranging from $50 million to $60 million.

•

Cash Runway: Based on its current operational plans, Infinity expects that its existing cash, cash equivalents and available-for-sale securities will be adequate to satisfy the company’s capital needs into 2020. Infinity’s financial guidance excludes additional funding or business development activities and does not include a potential $2 million payment from PellePharm, a private company, upon initiation of a Phase 3 study for the hedgehog inhibitor program, which Infinity licensed to PellePharm in 2013.

Conference Call Information

Infinity will host a conference call today, November 5, 2018, at 4:30 p.m. ET to discuss these financial results and company updates. A live webcast of the conference call can be accessed in the “Investors/Media” section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) or 1-631-291-4526 (international) five minutes prior to start time. The conference ID number is 8617458. An archived version of the webcast will be available on Infinity’s website for 30 days.

About IPI-549 and the Ongoing MARIO-1 Phase 1/1b Study

IPI-549 is an investigational first-in-class, oral, immuno-oncology product candidate targeting tumor-associated myeloid cells through selective phosphoinositide-3-kinase-gamma (PI3K-gamma) inhibition, thereby reducing pro-tumor macrophage function and increasing anti-tumor macrophage function. In preclinical studies, IPI-549 demonstrated the ability to reprogram macrophages from a pro-tumor (M2), immune suppressive function, to an anti-tumor (M1) immune activating function and enhance the activity of, and overcome resistance to, checkpoint inhibitors.4, 5 As such, IPI-549 may have the potential to treat a broad range of solid tumors and represents a potentially additive or synergistic approach to restoring anti-tumor immunity in combination with other immunotherapies such as checkpoint inhibitors.

The ongoing MARIO-1 Phase 1/1b study being conducted by Infinity is designed to evaluate the safety, tolerability, activity, pharmacokinetics and pharmacodynamics of IPI-549 as a monotherapy and in combination with Opdivo in approximately 200 patients with advanced solid tumors.6 The study includes monotherapy and combination dose-escalation components, in addition to monotherapy expansion and combination expansion components. The monotherapy dose-escalation and expansion components are complete. The combination dose-escalation component is also complete, and combination expansion cohorts are enrolling.

The combination expansion component of the study includes multiple cohorts designed to evaluate IPI-549 in patients with specific types of cancer, including patients with non-small cell lung cancer (NSCLC), melanoma and head and neck cancer whose tumors show initial resistance or initially respond to but subsequently develop resistance to immune checkpoint blockade therapy. The combination expansion component also includes a cohort of patients with triple negative breast cancer (TNBC) who have not been previously treated with immune checkpoint blockade therapy, a cohort of patients with mesothelioma, a cohort of patients with adrenocortical carcinoma and a cohort of patients with high baseline blood levels of MDSCs.

IPI-549 is an investigational compound and its safety and efficacy has not been evaluated by the U.S. Food and Drug Administration or any other health authority.

About Infinity

Infinity is an innovative biopharmaceutical company dedicated to advancing novel cancer treatments. Infinity is advancing IPI-549, a potentially transformative immuno-oncology approach that aims to reprogram tumor-associated macrophages by selectively inhibiting PI3K-gamma. A Phase 1/1b study in approximately 200 patients with advanced solid tumors is ongoing. Infinity will also initiate a Phase 2 study to evaluate the effect of adding IPI-549 to Opdivo in checkpoint-naïve advanced urothelial cancer patients who have progressed or recurred following treatment with platinum-based chemotherapy. Approximately 150 patients will be randomized between combination therapy and Opdivo monotherapy. For more information on Infinity, please refer to Infinity’s website at www.infi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the therapeutic potential of PI3K-gamma selective inhibition and IPI-549, alone and in combination with checkpoint inhibitors, including Opdivo; clinical trial plans regarding IPI-549; plans to report clinical and translational data of IPI-549; 2018 financial guidance; and the company’s ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that IPI-549 will successfully complete necessary preclinical and clinical development phases. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop IPI-549; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for IPI-549. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 5, 2018, and other filings filed by Infinity with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

OPDIVO® is a registered trademark of Bristol-Myers Squibb.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	September 30, 2018	December 31, 2017
Cash, cash equivalents and available-for-sale securities	$42,169	$57,609
Receivable	22,000	—
Other current assets	961	777
Property and equipment, net	58	219
Other long-term assets	725	748

Total assets	$65,913	$59,353

Accounts payable and accrued expenses	$6,105	$5,595
Note payable	—	6,000
Long-term liabilities	36	28
Total stockholders’ equity	59,772	47,730

Total liabilities and stockholders’ equity	$65,913	$59,353

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Collaboration revenue	$22,000	$6,000	$22,000	$6,000
Operating expenses:
Research and development	5,379	9,338	15,039	17,278
General and administrative	3,442	4,505	10,435	17,147

Total operating expenses	8,821	13,843	25,474	34,425

Income (loss) from operations	13,179	(7,843)	(3,474)	(28,425)
Other income (expense):
Investment and other income	202	1,026	534	1,663
Interest expense	—	(287)	(93)	(890)
Other expense	—	—	—	(6,882)

Total other income (expense)	202	739	441	(6,109)

Net income (loss)	$13,381	$(7,104)	$(3,033)	$(34,534)

Earnings (loss) per common share:
Basic	$0.23	$(0.14)	$(0.06)	$(0.68)

Diluted	$0.23	$(0.14)	$(0.06)	$(0.68)

Weighted average number of common shares outstanding:
Basic	56,851,811	50,635,828	54,918,963	50,505,783

Diluted	57,638,660	50,635,828	54,918,963	50,505,783

Contact

Stephanie Ascher, Stern Investor Relations, Inc.

212-362-1200 or

stephanie@sternir.com

[1]	Sharma et al. AACR Annual Meeting 2018
[2]	Sullivan et al., ASCO 2018
[3]	Sullivan et al., ASCO 2018
[4]	Kaneda, M., Messer, K., Ralainirina, N., Li, H., et al. PI3K-gamma is a molecular switch that controls immune suppression. Nature, 2016 Nov;539:437–442.
[5]	De Henau, O., Rausch, M., Winkler, D., Campesato, L., et al. Overcoming resistance to checkpoint blockade therapy by targeting PI3K-gamma in myeloid cells. Nature, 2016 Nov;539:443-447.
[6]	www.clinicaltrials.gov, NCT02637531.